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For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

Glatfelter Reports 2007 Third Quarter Results

~ Chillicothe Improvement Plan Delivering Results ~

York, PA, October 30, 2007: Glatfelter (NYSE: GLT) today reported net sales of $291.9 million for the third quarter of 2007, compared with $277.5 million for the third quarter of 2006. Net income for the 2007 third quarter was $7.8 million, or $0.17 per diluted share, compared with $5.4 million, or $0.12 per diluted share, for the prior-year period.

Third quarter 2007 net income includes a $12.3 million charge to increase the Company’s reserve for the environmental matter at the Fox River, $0.3 million in costs related to the integration of its acquisitions completed in 2006 as well as $1.4 million in gains from the sale of timberlands, all of which are after tax amounts. The third quarter 2006 results included shutdown and restructuring charges of $1.9 million, acquisition integration costs of $3.6 million along with $0.3 million in gains on dispositions of timberlands, all after taxes. Excluding these items from each period’s results, third quarter 2007 adjusted earnings per share, which constitutes a non-GAAP financial measure, were $0.42 per diluted share, compared to $0.23 per diluted share in the third quarter of 2006. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

“The stronger performance in each of our business units demonstrates that we are successfully executing on Glatfelter’s growth strategies,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Our improvement plan for Chillicothe helped drive a 46% increase in operating income for the Specialty Papers business unit, and Composite Fibers delivered another solid quarter of results. We are confident that by remaining focused on our goals to further improve efficiencies and by leveraging Glatfelter’s market position, we can meet the challenges of rising input costs and continue the momentum we have created.”

Third quarter Business Unit Results

Specialty Papers

Third quarter 2007 net sales in the Company’s Specialty Papers business unit totaled $207.9 million compared with $202.1 million in the year-earlier quarter. Net sales increased due to a 5.6% improvement in shipping volumes and higher selling prices, partially offset by mix changes. Specialty Papers’ operating income for the 2007-third quarter totaled $14.7 million, a $4.6 million improvement from the same quarter of 2006.

The improvement in operating income was driven by success in executing the Chillicothe profit improvement initiatives, which significantly reduced production costs at this location, as well as productivity gains at the Spring Grove facility. The benefit of higher average selling prices, which totaled $3.5 million, were more than offset by higher input costs totaling $5.7 million largely driven by wood, pulp, coal and oil.

Commenting on the Company’s profit improvement plans at the Chillicothe facility Mr. Glatfelter stated, “Our profit improvement initiatives at Chillicothe remain on schedule. We are realizing measurable benefits as seen in this quarter’s results from cost reduction initiatives, improved productivity and reduced raw material usage.”

Composite Fibers

In Composite Fibers, net sales increased 11.4% to $84.0 million for the 2007 third quarter and operating income increased 60% to $8.2 million.

On a constant currency basis, average selling prices benefited net sales and operating income by $1.0 million and volumes were essentially flat in the comparison. In addition, an improved product mix favorably impacted operating income. The translation effect of foreign currencies benefited net sales by approximately $5.1 million in the quarter-to-quarter comparison. Energy and raw material prices were $1.1 million higher than a year ago.

The improvement in Composite Fibers’ operating income largely reflects the realization of benefits generated from the integration of the Lydney acquisition and improved product pricing. During the third quarter, costs of products sold benefited by $1.4 million from an energy tax credit and an insurance recovery related to a 2005 event.

Other Financial Highlights

Selling, general and administrative (“SG&A”) expenses increased $17.6 million in the quarter-to-quarter comparison and totaled $42.2 million in the third quarter of 2007. The increase was mainly due to a $20.0 million charge to increase the Company’s reserve for the environmental matter at the Fox River, partially offset by a reduction of integration related costs. The increase in the Fox River reserve reflects the Company’s current assessment of additional costs to be incurred at the site.

During the third quarter of 2007, the Company recorded a $5.3 million tax benefit from the revaluation of deferred tax assets and liabilities as a result of a reduction from 25% to 15% in the German corporate income tax rate. The Company’s effective income tax rate reflected in adjusted earnings for the third quarter of 2007 and before the effects of the benefit from the German tax law change was 26.6% compared with 29.9% in the year earlier quarter.

The Company’s net debt declined $34.4 million in comparison to the second quarter of 2007 and has declined $40.2 million since year end 2006. Cash generated from operations during the third quarter of 2007 totaled $40.1 million compared with a use of $14.0 million in the comparable quarter a year ago.

Timberland Sales Update

During the third quarter of 2007 approximately $2.5 million of timberland sales were completed for a total of $11.6 million since the beginning of 2007, and the Company has additional contracts for the sale of between $67 million to $70 million of timberlands that are expected to close during the fourth quarter of 2007.

Year to Date Results

For the first nine months of 2007, the Company’s net income totaled $13.1 million or $0.29 per diluted share, compared to a loss of $27.2 million and a $0.61 loss per diluted share in the same period of 2006. The year-to-date results for 2007 includes a charge of $16.0 million for the Fox River environmental matter, $1.5 million in acquisition integration costs and $0.1 million in shutdown and restructuring charges, and $6.8 million in gains from the sale of timberlands, all after taxes. Reported results for the first nine months of 2006 include, all on an after-tax basis, shutdown and restructuring charges of $34.0 million, acquisition integration costs of $6.8 million and a debt redemption premium of $1.8 million. Insurance recoveries and gains on dispositions of timberlands aggregated $1.0 million, after-tax. Excluding these items, adjusted earnings was $0.52 per diluted share for the first nine months of 2007, compared with $0.32 per diluted share for the prior-year period.

Outlook

The Company expects pricing in its Specialty Papers business unit to increase moderately over the next several quarters as a result of announced price increases in the marketplace. The benefits of higher selling prices are expected to be largely offset by the impact of higher input costs, particularly fiber and energy. Shipping volumes in this business unit for the fourth quarter of 2007 are expected to trend lower on a sequential quarter basis reflecting seasonally lower demand.

In Composite Fibers, average selling prices are expected to remain stable or increase slightly over the next several quarters. Volumes in the fourth quarter are expected to be flat in the quarter over quarter comparison.

The Company continues to expect to achieve its accretion target for Chillicothe of $0.45 to $0.50 per year in 2008.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00AM (Eastern) to discuss its third quarter results. During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed below.

Interested persons who wish to hear the live webcast should go to the Company’s Investor Relations web page at www.glatfelter.com/about_us/investor_relations/financial.aspx prior to the starting time to register, download and install any necessary software.

You may also participate by calling 888-335-5539 within the US and 973-582-2857 internationally (conference ID 9323217) at 10:55 AM (Eastern) on October 30, 2007. A taped replay of the conference call will be available within two hours of the conclusion of the call and until November 13, 2007. To access the taped replay, call 877-519-4471 within the US and 973-341-3080 internationally and enter conference PIN 9323217.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products; risks associated with integrating acquisitions; global political, economic, business, competitive and market conditions; tax legislation; growth strategies and cost reduction initiatives; orderly execution of regularly scheduled maintenance outages; environmental matters surrounding the former Neenah facility and former Ecusta Division; successful execution of the Timberland Strategy with acceptable market conditions; and other factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, Chillicothe and
Fremont, OH, and a sales office in Pisgah Forest, NC. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
In thousands, except per share	2007	2006	2007	2006
Net sales	$291,859	$277,489	$860,939	$717,815
Energy sales – net	2,491	2,706	7,129	8,010

Total revenues	294,350	280,195	868,068	725,825
Costs of products sold	247,470	242,292	755,679	661,924

Gross profit	46,880	37,903	112,389	63,901
Selling, general and administrative expenses	42,197	24,590	94,700	66,327
Shutdown and restructuring charges	–	2,222	162	28,177
Gains on dispositions of plant, equipment and timberlands, net	(2,301)	(923)	(11,188)	(2,008)
Gains from insurance recoveries	–	–	–	(205)

Operating income (loss)	6,984	12,014	28,715	(28,390)
Nonoperating income (expense)
Interest expense	(7,569)	(7,012)	(22,330)	(17,575)
Interest income	979	558	2,568	2,350
Other – net	113	704	380	(840)

Total other income (expense)	(6,477)	(5,750)	(19,382)	(16,065)

Income (loss) before income taxes	507	6,264	9,333	(44,455)
Income tax provision (benefit)	(7,305)	896	(3,730)	(17,238)

Net income (loss)	$7,812	$5,368	$13,063	$(27,217)

Earnings (Loss) Per Share
Basic and diluted	$0.17	$0.12	$0.29	$(0.61)

Business Unit Financial Information
(unaudited)

Business Unit Performance	For the three months ended September 30,
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2007	2006	2007	2006	2007	2006	2007	2006
Net sales	$207,894	$202,096	$83,965	$75,393	$–	$–	$291,859	$277,489
Energy sales, net	2,491	2,706	–	–	–	–	2,491	2,706

Total revenue	210,385	204,802	83,965	75,393	–	–	294,350	280,195
Cost of products sold	180,739	183,364	68,327	62,240	(1,596)	(3,312)	247,470	242,292

Gross profit (loss)	29,646	21,438	15,638	13,153	1,596	3,312	46,880	37,903
SG&A	14,988	11,374	7,452	8,023	19,757	5,193	42,197	24,590
Shutdown and restructuring charges	–	–	–	–	–	2,222	–	2,222
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(2,301)	(923)	(2,301)	(923)
Gain on insurance recoveries	–	–	–	–	–	–	–	–

Total operating income (loss)	14,658	10,064	8,186	5,130	(15,860)	(3,180)	6,984	12,014
Non-operating income (expense)					(6,477)	(5,750)	(6,477)	(5,750)

Income (loss) before income taxes	$14,658	$10,064	$8,186	$5,130	$(22,337)	$(8,930)	$507	$6,264

Supplementary Data
Net tons sold	190,505	180,365	17,823	17,919	–	–	208,328	198,284
Depreciation expense	$9,084	$8,133	$5,345	$4,344	$–	$–	$14,429	$12,477

Business Unit Performance	For the nine months ended September 30,
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2007	2006	2007	2006	2007	2006	2007	2006
Net sales	$607,404	$507,906	$253,535	$209,909	–	–	$860,939	$717,815
Energy sales, net	7,129	8,010	–	–	–	–	7,129	8,010

Total revenue	614,533	515,916	253,535	209,909	–	–	868,068	725,825
Cost of products sold	551,476	469,857	209,639	177,962	(5,436)	14,105	755,679	661,924

Gross profit (loss)	63,057	46,059	43,896	31,947	5,436	(14,105)	112,389	63,901
SG&A	44,036	35,361	23,946	20,608	26,718	10,358	94,700	66,327
Shutdown and restructuring charges	–	–	–	–	162	28,177	162	28,177
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(11,188)	(2,008)	(11,188)	(2,008)
Gain on insurance recoveries	–	–	–	–	–	(205)	–	(205)

Total operating income (loss)	19,021	10,698	19,950	11,339	(10,256)	(50,427)	28,715	(28,390)
Nonoperating income (expense)	–	–	–	–	(19,382)	(16,065)	(19,382)	(16,065)

Income (loss) before income taxes	$19,021	$10,698	$19,950	$11,339	$(29,638)	$(66,492)	$9,333	$(44,455)

Supplementary Data
Net tons sold	548,969	488,305	54,298	50,471	–	10	603,267	538,786
Depreciation expense	$26,615	$24,487	$15,678	$12,635	–	—	$42,293	$37,122

Selected Financial Information
(unaudited)

	Nine Months Ended September 30
In thousands	2007	2006
Cash Flow Data
Cash provided (used) by:
Operating activities	$57,763	$(46,340)
Investing activities	(7,190)	(190,398)
Financing activities	(56,199)	193,950
Depreciation, depletion and amortization	42,293	37,122
Capital expenditures	19,289	35,225
September 30,		December 31, 2006
	2007	—

Balance Sheet Data
Cash and cash equivalents	$17,820	$21,985
Total assets	1,220,333	1,225,643
Total debt	353,252	397,613
Shareholders’ equity	411,238	388,368

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings are meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, restructuring charges, merger integration costs, the charge for the early redemption of the Company’s 6-7/8% notes due July 2007 and insurance recoveries are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales and insurance recoveries are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, restructuring costs, the charge for early redemption of outstanding debt, and merger integration costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three Months Ended September 30
	2007		2006
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$7,812	$0.17	$5,368	$0.12
Timberland sales	(1,415)	(0.03)	(250)	(0.01)
Shutdown and restructuring charges	–	–	1,904	0.04
Acquisition integration	322	0.01	3,560	0.08
Fox River reserve	12,286	0.27	–	–

Adjusted earnings (loss)	$19,005	$0.42	$10,582	$0.23

	Nine Months Ended September 30
	2007		2006
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$13,063	$0.29	$(27,217)	$(0.61)
Timberland sales	(6,815)	(0.15)	(832)	(0.02)
Insurance recoveries	–	–	(130)	—
Shutdown and restructuring charges	109	0.00	34,034	0.76
Acquisition integration	1,472	0.03	6,817	0.15
Redemption premium	–	–	1,820	0.04
Fox River reserve	15,979	0.35	–	–

Adjusted earnings (loss)	$23,808	$0.52	$14,492	$0.32

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.